LAKELAND INDUSTRIES COMMENTS ON
NOTICE RECEIVED FROM SEYMOUR HOLTZMAN

RONKONKOMA, NY, March 19, 2008 – Lakeland Industries, Inc. (NASDAQ: LAKE), a leading manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today confirmed that it has received notice that an entity controlled by Seymour Holtzman intends to nominate two individuals, including Mr. Holtzman, for election to Lakeland’s Board of Directors at the Company’s 2008 Annual Meeting of Stockholders.   The notice contained no additional information regarding Mr. Holtzman’s plans or intentions.  The Company is continuing to review the notice.  In response to Mr. Holtzman’s notice, Lakeland issued the following statement:

 “Lakeland’s Board of Directors and management team are committed to acting in the best interests of the Company and ALL stockholders.  We have had extensive conversations with Seymour Holtzman and his associates and are prepared to have continuing conversations with them as long as they are constructive.  However, the Board of Directors will not be bullied or distracted from its focus on acting in the best interests of ALL Lakeland stockholders by the threat of a proxy contest from one dissident stockholder.  The Lakeland Board of Directors is independent and open-minded and, given that the Board and management beneficially own, in the aggregate, close to 20% of the Company’s issued and outstanding shares, our interests are closely aligned with those of ALL Lakeland stockholders.  Our Board, which is comprised of seven directors, five of whom are independent, is actively engaged in the strategy and governance of the Company and is committed to building value for ALL stockholders.”

ADDITIONAL INFORMATION

Lakeland Industries, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2008 Annual Meeting of Stockholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Stockholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Stockholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.lakeland.com.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries 631-981-9700 Christopher Ryan, CEO, CJRyan@lakeland.com Gary Pokrassa, CFO, GAPokrassa@lakeland.com 701-7 Koehler Avenue, Suite 7 Ronkonkoma, NY 11779 www.lakeland.com	Darrow Associates for Lakeland Industries 631-367-1866 Jordan Darrow jdarrow@darrowir.com